UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 2, 2003

Date of report (Date of Earliest Event Reported)

MTS, INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Commission File Number

333-54035

California	94-1500342
(State of Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

2500 Del Monte Street

West Sacramento, CA 95691
(Address of Principal Executive Offices)

916-373-2500

(Registrant’s Telephone Number, Including Area Code)

ITEM 5. OTHER EVENTS

MTS, Incorporated (the “Company”) has determined that it will not make the $5,156,250 payment of interest due on May 1, 2003 on its 9 3/8% Senior Subordinated Notes due 2005 (the “Notes”) at the expiration of the 30-day “grace period” for such payment provided for in the indenture (the “Indenture”) for the Notes. The Company’s failure to make the interest payment before the end of the grace period constitutes an event of default under the Indenture. As a result of the event of default, the trustee under the Indenture (the “Trustee”) or the holders of at least 25% in aggregate principal amount of the Notes could take certain actions to cause the Notes to become immediately due and payable. Although, as of the date of this report, neither the Trustee nor such holders have taken such actions, the Company can make no assurance that they will not do so in the future.

The Company, with the assistance of its financial advisor, Jefferies & Company, Inc., has made a proposal to an ad hoc committee of the holders of the Notes relating to a restructuring of the outstanding debt represented by the Notes and is in discussions with representatives of the committee concerning such restructuring. No understanding or agreement has been reached with the committee as of the date of this report, and the Company can make no assurance that any understanding or agreement will be reached.

The occurrence of an event of default under the Indenture triggers the cross-default provisions of the Company’s credit facility and term loan agreements and results in an event of default under such agreements. The Company has received an interim forbearance agreement from the senior lenders under its credit facility agented by The CIT Group/Business Credit, Inc., pursuant to which such senior lenders have agreed not to exercise their default rights under the Company’s credit facility relating to the above-referenced default. The Company is in discussions with its senior lenders concerning an extended forbearance agreement and amendments to its credit facility. The Company’s senior lenders are continuing to provide funding to the Company under its credit facility. The Company can make no assurance that the senior lenders will continue to provide liquidity or that the Company will be able to obtain an extended forbearance agreement or amendments to its credit facility.

The Company’s board of directors appointed DeVaughn D. Searson as Chief Financial Officer and Executive Vice President of the Company effective May 20, 2003. Mr. Searson had previously served in those capacities until November of 2002 and has served continuously as a director of the Company since 1998.

This Form 8-K contains certain forward-looking statements. These forward-looking statements generally can be identified by the context of the statement or the use of words such as the Company or its management “believes,” “anticipates,” “intends,” “expects,” “plans,” or words of similar meaning. Similarly, statements that describe the Company’s future plans, objectives, strategies or goals are forward-looking statements. Although the management of the Company believes that the assumptions underlying the forward-looking statements are reasonable, these assumptions and the forward-looking statements are subject to various factors, risks and uncertainties, many of which are beyond the control of the Company, including, but not limited to: (i) the outcome of discussions with the Company’s lenders under its credit facility and term loan agreements regarding the Company’s strategic alternatives; (ii) the outcome of discussions with holders of the Notes and other significant creditors regarding the Company’s strategic alternatives; (iii) the risks associated with negotiating a restructuring of the Company’s debt, including the risks associated with commencement of a bankruptcy proceeding under Chapter 11 of the Bankruptcy Code; (iv) the ability of the Company to comply with its obligations, including the ongoing monthly affirmative and negative covenants, as prescribed under the Company’s credit facility and term loan agreements; (v) the ability of the Company to continue to service the Notes; (vi) consumer demand for the Company’s products, which is believed to be related to a number of factors, including overall consumer spending patterns, weather conditions and new releases available from suppliers; (vii) an increase in competition, including Internet competition and competition resulting from electronic or other alternative methods of delivery of music and other products to consumers, or unanticipated margin or other disadvantages relative to competitors; (viii) the continued availability and cost of adequate capital to fund the Company’s operations; (ix) higher than anticipated interest, occupancy, labor, distribution and inventory shrinkage costs; (x) the ability of the Company to successfully defend itself in ongoing and future litigation and the expenses associated with such litigation; (xi) higher than anticipated costs associated with the implementation of the Company’s existing restructuring plans and/or lower than anticipated resulting operations and cash flow benefits; (xii) unanticipated increases in the cost of merchandise sold by the Company; (xiii) changes in foreign currency exchange rates and economic and political risks; (xiv) the adverse effects of acts or threats of war, terrorism or other armed conflict on the United States and international economies; and (xv) the other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Accordingly, actual results could differ from those contemplated by the forward-looking statements contained in this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2003

By:	/s/ E. Allen Rodriguez

E. Allen Rodriguez, Chief Executive Officer